EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRMS

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Total S.A. 2006 Stock Option Plan and the Total S.A. 2005 Stock Option Plan of our reports dated April 3, 2007, with respect to the consolidated financial statements and schedule of Total S.A. and its subsidiaries, Total S.A. management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Total S.A., included in its Annual Report (Form 20-F) for the year ended December 31, 2006 filed with the Securities and Exchange Commission.

Paris, La Defense,

July 6, 2007

ERNST & YOUNG AUDIT

Represented by

/s/ Gabriel Galet	/s/ Philippe Diu
Gabriel Galet	Philippe Diu